UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 13(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2014

Elephant Talk Communications Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-030061	95-4557538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3600 NW 138TH St. STE 102 Oklahoma City, OK 73134

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (405) 301-6774

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of a Director

On May 22, 2014, Johan Dejager provided Elephant Talk Communications Corp. (the “Company”) with his notice of resignation pursuant to which Mr. Dejager resigned as a director from the board of directors (the “Board”) of the Company, effective as of May 26, 2014. Mr. Dejager indicated that he resigned for personal reasons only and his resignation was not a result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Dejager was not a member of any of the committees of the Board at the time of his resignation.

The Company will begin its search for a suitable replacement candidate immediately.

(d) Appointment of a Director

On May 29, 2014, the Board appointed Yves van Sante to fill the vacancy created by the resignation of Mr. Dejager, effective as of June 1, 2014. Mr. van Sante is expected to stand for election with the other directors at the Company’s 2014 annual meeting. Mr. van Sante previously served as a director of the Company from October 2006 to July 2011. From July 2011 to May 2014, Mr. van Sante served as a Board observer of the Company. In 2013, Mr. van Sante was entitled to receive $80,000 for being a Board observer, a portion of which he received in shares of the Company’s common stock that was paid to QAT Investments (“QAT I”) and QAT II Investments SA (“QAT II”), with the remainder paid to QAT I and QAT II in cash. Mr. van Sante is Chief Executive Officer and a director of QAT I and QAT II. The Company is a party to consulting agreements with each of QAT I and QAT II.

On August 17, 2013 and August 28, 2013, the Company issued convertible notes to investors and aggregate commission payments of $480,000 were issued to Quercus Management Group (“QMG”), a subsidiary of QAT I.

On March 17, 2014, QAT II exercised certain of its warrants to purchase an aggregate of 5,332,383 shares of the Company’s common stock at an exercise price of $0.70 per share, for gross proceeds to the Company of approximately $3.7 million. The warrants were originally issued in 2009 with an exercise price of $1.00 per share. A Special Committee of the Company’s Board authorized the reduction of the exercise price in order to induce the holder to immediately exercise the warrant for cash, providing additional liquidity to the Company, which reduction was subsequently ratified by the Company’s Board.

As compensation for his service as a director, Mr. van Sante will receive an annual retainer of $80,000, to be paid quarterly in arrears. At the beginning of each fiscal quarter, Mr. van Sante may elect to receive his compensation in cash or in shares of the Company’s common stock. If Mr. van Sante elects to receive his compensation in shares, the conversion price of the shares will be at a discount to the then-current market price of the Company’s common stock, which is currently set at 25% of the average closing price of the Company’s common stock for the last 10 trading days of the most recently completed fiscal quarter.

On May 29, 2014, the Company issued a press release announcing the appointment of Mr. van Sante to the Board. A copy of the press release is furnished under Item 5.02 as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press Release, dated May 29, 2014, issued by Elephant Talk Communications Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEPHANT TALK COMMUNICATIONS CORP.

Date: May 29, 2014	By:	/s/ Alex Vermeulen
Alex Vermeulen
General Counsel